Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2700

www.faegredrinker.com

July 2, 2026

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 403 to

Registration Statement on Form N-1A (File No. 033-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 403 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Boston Partners Small Cap Value Fund II, Boston Partners All-Cap Value Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Global Equity Fund, WPG Partners Select Small Cap Value Fund, and WPG Partners Small Cap Value Diversified Fund, including a new share class (Class R6 shares) for each of Boston Partners Small Cap Value Fund II, Boston Partners All-Cap Value Fund, and Boston Partners Global Equity Fund.

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners Small Cap Value Fund II	DDD EEE SSSSSSSSSSS	100,000,000 100,000,000 100,000,000
Boston Partners All-Cap Value Fund	VV WW QQQQQQQQQQQ	100,000,000 100,000,000 100,000,000
Boston Partners Long/Short Equity Fund	III JJJ	100,000,000 100,000,000
Boston Partners Long/Short Research Fund	AAAAA BBBBB	100,000,000 750,000,000

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners Global Equity Fund	DDDDD RRRRRRRRRRR	100,000,000 100,000,000
WPG Partners Select Small Cap Value Fund	OOOOOOO	100,000,000
WPG Partners Small Cap Value Diversified Fund	UUU	50,000,000

The Amendment seeks to register an indefinite number of Shares.

We have reviewed the Company’s Articles of Incorporation, as amended and supplemented; By-Laws, as amended; resolutions of its Board of Directors; and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s prospectus offering the Shares and in accordance with the Company’s Articles of Incorporation, as amended and supplemented, for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP